Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Ionis Pharmaceuticals, Inc. 2011 Equity Incentive Plan of our reports dated February 22, 2023, with respect to the consolidated financial statements of Ionis Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Ionis Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California
August 9, 2023